SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 05, 2006

Date of Report (date of earliest event reported)

NOTIFY TECHNOLOGY CORPORATION

(Exact name of Registrant as specified in its charter)

California	000-23025	77-0382248
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1054 S. De Anza Blvd., Suite 105

San Jose, CA 95129

(Address of principal executive offices)

(408) 777-7920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 5, 2006, the board of directors (the “Board”) of Notify Technology Corporation (the “Company”) appointed Mr. Michael Acks and Mr. Neil Lichtman to serve as directors of the Company. Mr. Acks was appointed to fill the vacancy left by Mr. Harold Blue who resigned from the Board on May 16, 2006. Mr. Lichtman was appointed to fill a newly created seat on the Board. The Board has not yet determined on which of its committees Mr. Acks and Mr. Lichtman will serve.

Mr. Acks has served as President of RMC Capital, LLC, an investment company, since it’s inception in March 1998. During that time, he has also spent periods as a part-time CFO for many of their investments. From May 1993 to March 1998, he served as Vice President and Controller of ValuJet Airlines (now known as AirTran Airlines, Inc). Prior to that, Mr. Acks served in various positions for Deloitte and Touche from January 1990 until May 1993, last serving as a Senior Auditor. He is a graduate of The Georgia Institute of Technology.

Mr. Lichtman currently serves as a consultant to private equity firms investing in the managed services, telecom and data arenas. Mr. Lichtman served as President, CEO and Chairman for Comdial, a Delaware company, from January 2004 until September 2005. From March 2002 through December 2003, Mr. Lichtman served as the Senior Vice President-Voice and Data Services for Inter-Tel, a Arizona telecommunications company. From June 1996 through May 2000, Mr. Lichtman served as President, Chief Operating Officer and a member of the Board of Directors of Claricom Holdings, the parent company of Claricom Networks and Claricom, Inc, both Delaware companies. From May 1984 to May 1996, Mr. Lichtman served in various senior management positions for Executone Information Systems, a Delaware company. Mr. Lichtman began his career at Litton Industries, a Delaware company, in January 1973 and served in various positions there through May 1984.

ITEM 5.03 Amendments to Articles of Incorporation or Bylaws: Change in Fiscal Year.

On October 5, 2006 the Board amended Section 3.2 of the Company’s Bylaws to increase the number of Board members from six (6) to seven (7). The Company’s Bylaws provide for a minimum of five (5) directors and a maximum of nine (9) directors, and the actual number of directors was previously set at six (6).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 10, 2006

NOTIFY TECHNOLOGY CORPORATION

By:	/s/ Gerald W. Rice
Gerald W. Rice, Chief Financial Officer